MASTER ENGINEERING SERVICES AGREEMENT

      This Master Engineering Services Agreement ("Agreement") is made and entered into this 3rd day of February, 2004 (the "Effective Date") by and between (i) CDEX, Inc., a Nevada corporation with its principal place of business at 1700 Rockville Pike, Suite 400, Rockville, Maryland 20852 ("CDEX"), and (ii) Systems 2000, Inc., an Nevada corporation with its principal place of business at 23630 North 35th Drive, Suite 1, Glendale, Arizona 85310 ("Company"), who, intending to be legally bound, agree as follows:

1.    INTRODUCTION

      1.1. CDEX wishes to develop and market one or more products, each based on its proprietary chemical detection technology, that require further development, refinement and/or testing in preparation for manufacturing production, and Company has the capacity to, and can provide design, prototyping and testing services as well as a suite of related services for products of the type CDEX wishes to bring to market.

      1.2. The parties wish to enter into this Agreement to specify the terms under which Company will provide such design, prototyping, testing services and/or other complementary services for CDEX's prospective product(s), and under which CDEX will pay for the services it engages Company to provide.

2.    SERVICES

      2.1. DESCRIPTION OF SERVICES. Company will provide to CDEX the services more specifically described in one or more statements of work ("Statements of Work") issued from time to time under this Agreement in accordance with the procedure set forth in Section 2.2 below (the "Services"). The Services may include, without limitation, the following types of services: (a) non-recurring engineering services, including but not limited to product design, creation and modification of bills of materials, engineering drawing packages, work instructions, manufacturing specifications, fabrication documents and drawings, and survey documents; (b) prototyping services, including but not limited to development and testing of product prototypes; and (c) other related design and manufacturing services tailored to meet CDEX's needs.

      2.2. STATEMENTS OF WORK. CDEX may, from time to time, request Company to provide Services to CDEX pursuant to this Agreement. To request Services, CDEX will prepare and submit to Company a Statement of Work describing the scope of the requested Services, the schedule requirements, the required deliverables, applicable rates and other charges, whether such work will be performed on a time and materials basis, fixed price basis, or some other basis, and such other details as are reasonably required for Company to perform the requested Services. Each Statement of Work shall become effective when executed by authorized representatives of each party. Notwithstanding the preceding, the parties hereby approve the initial Statement of Work set forth in EXHIBIT A-1. Subsequent Statements of Work shall be included in this Agreement as Exhitits A-2, A-3, etc.

      2.3. GOVERNING TERMS. Once executed by both parties, each Statement of Work shall become effective and shall be governed by the terms of this Agreement and the terms in such Statement of Work. In the event of a conflict or ambiguity between the terms of this Agreement and the terms of any Statement of Work, the terms of the Statement of Work shall control, but only with respect to that Statement of Work. CDEX shall have no obligation or liability to Company as a result of any work performed by Company (i) prior to the effective date of a Statement of Work, or (ii) outside the scope of work specified in the Statement of Work, without CDEX's prior written approval.

      2.4. ACCEPTANCE. All Services shall be subject to acceptance by CDEX, based on its reasonable satisfaction and approval of such Services. In addition, to the extent any Statement of Work provides for Company to prepare any deliverables for CDEX ("Deliverables"), such Deliverables shall be subject to the following acceptance procedures. During the initial phase of any such Statement of Work, the parties will develop and mutually agree in writing upon the acceptance tests and/or other acceptance criteria ("Acceptance Criteria") that will be used to determine whether the Deliverables to be provided under such Statement of Work are acceptable to CDEX. Company shall submit each Deliverable to CDEX when it has been completed, along with written notification to CDEX that such Deliverable is ready for acceptance testing. CDEX shall have a reasonable time after receipt of such notice to inspect and test the Deliverable to determine whether it meets the applicable Acceptance Criteria. Upon completion of such inspection and testing, CDEX shall notify Company of any defects in the Deliverable which have been identified. Company shall have a reasonable period of time in light of the work scope thereafter to correct such defects and to resubmit the corrected Deliverable to CDEX for further acceptance


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testing.  In this regard, both parties understand and agree that the corrections of the defects must be made expeditiously and not in the normal course of work of the Company. The foregoing procedure shall be repeated as necessary until all such defects have been corrected, at which point CDEX shall accept the Deliverable in writing. Notwithstanding the preceding, if Company fails to correct all defects in any Deliverable within two such correction cycles, CDEX may terminate the affected Statement of Work for cause by written notice to Company and pursue remedies available to it under law and equity.

      2.5. CHANGE ORDERS. The parties acknowledge and agree that the services required by CDEX may be subject to change at any time and from time to time. CDEX may request changes to any Statement of Work prepared in accordance with
SECTION 2.2 in writing, and Company shall promptly advise CDEX of the time within which the requested change can be implemented and any change in price and/or the scheduled completion dates for the Services. Any such change must be mutually agreed upon in writing by the parties before it shall become effective. Company shall thereupon implement the mutually agreed upon changes to the Statement of Work.

3.    PAYMENTS

      3.1. SERVICE CHARGES. In consideration for Company's performance of the Services, CDEX shall pay to Company the amounts set forth in the applicable Statement of Work, as follows: For work performed on a time and materials basis, CDEX will pay Company for such work on a monthly basis, based on the terms set forth in the applicable Statement of Work. For work performed on a fixed price basis, upon Company's successful completion of each payment milestone set forth in the applicable Statement of Work, CDEX shall be obligated to pay to Company the associated milestone payment amount as set forth in such Statement of Work.

      3.2. TAXES. All amounts payable in accordance with SECTIONS 3.1 are exclusive of all federal, state, municipal or other governmental excise, sales, value-added, and use taxes (but excluding any tax based on the net income of Company) now in force or enacted in the future and, accordingly, the amount of all payments hereunder is subject to an increase equal to the amount of any such tax that Company may be required to collect or pay in connection with this Agreement.

      3.3. PAYMENT TERMS. Company shall invoice CDEX for all amounts due in accordance with this SECTION 3, and CDEX shall remit all payments to Company within thirty (30) days after the date of CDEX's acceptance of Company's invoice, such acceptace to be based on Company meeting the invoicing requirements set forth in this Agreement and the Statement of Work, such acceptance which shall not be unreasonably withheld. In addition to information routinely contained in Invoices, each Invoice must (1) allocate all costs to milestones or work scope items/tasks, (2) provide the running financial status against budget of each such milestone or work scope item/task, (3) include reasonable supporting back up for all expenditures over $25.00 and (4) provide detailed hourly time records broken down by milestone or work scope item for individuals working on the project. At the start of each project, Company shall contact CDEX to obtain its policies regarding invoicing, accounting support, and acceptable expense costs (e.g., mileage). Absent written agreement otherwise, Company shall comply with those policies.

4.    INTELLECTUAL PROPERTY

      4.1. DEFINITION. "Intellectual Property" shall mean (i) all patents, copyrights, technology, business methods, techniques, know-how, processes, trade secrets, inventions, proprietary data, formulae, computer software, documentation, creative works of authorship, and research and development data,
(ii) all trademarks, trade names, service marks and service names, (iii) all registrations, applications, recordings, licenses and common-law rights relating thereto, all rights to sue at law or in equity for any infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto, and (iv) all other United States, state and foreign intellectual property.

      4.2. CDEX INTELLECTUAL PROPERTY. CDEX shall own all right, title and interest in and to any of its pre-existing and independently developed Intellectual Property ("CDEX Intellectual Property").

      4.3. COMPANY INTELLECTUAL PROPERTY. Company shall own all right, title and interest in and to any of its pre-existing and independently developed Intellectual Property ("Company Intellectual Property").

      4.4. DEVELOPED MATERIALS. CDEX shall own all right, title and interest in and to any Intellectual Property developed by Company in connection with its performance of this Agreement ("Developed Materials"), and all such Developed Materials shall be deemed to be "works made for hire" under the U.S. Copyright laws. To


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the extent that any such  Developed  Materials  are not deemed to be "works made for hire", then Company hereby assigns to CDEX all right, title and interest in and to any such Developed Materials. Company hereby agrees to execute any documents or instruments reasonably necessary to enable CDEX to secure or perfect any proprietary rights that are assigned to CDEX hereby. CDEX hereby grants to Company, during the term of each applicable Statement of Work, a nonexclusive, non-transferable, paid up license in any CDEX Intellectual
Property and Developed Materials, in either case, to the extent necessary to enable Company to perform its obligations under such Statement of Work.

      4.5. INDEMNIFICATION BY COMPANY. Company shall indemnify and defend CDEX against, and otherwise hold CDEX harmless from, any and all costs, liabilities, damages, losses and expenses (including reasonable attorneys' fees) arising out of any claim that any Developed Materials or any Company Intellectual Property, or the use thereof, infringes any patent, copyright, trade secret or other proprietary right of any third party.

      4.6. INDEMNIFICATION BY CDEX. CDEX shall indemnify and defend Company against, and otherwise hold Company harmless from, any and all costs, liabilities, damages, losses and expenses (including reasonable attorneys' fees) arising out of any claim that any CDEX Intellectual Property, or the use thereof, infringes any patent, copyright, trade secret or other proprietary right of any third party.

      4.7.  CONDITIONS TO  INDEMNIFICATION.  Each party's obligations under this
SECTION 4 are conditioned upon (a) receipt by the indemnifying party of prompt written notification from the party claiming indemnification of any claim to which this indemnification may apply (provided that failure to provide prompt notification shall only excuse the indemnifying party to the extent it is materially prejudiced thereby), and (b) cooperation by the indemnified party, at the indemnifying party's request and expense, with efforts to defend or settle the claim. The indemnifying party shall have sole control of the defense and settlement efforts subject to the indemnified party's right to participate therein at its own expense.

5.    CONFIDENTIAL INFORMATION

      That certain Non-Disclosure and Confidentiality Agreement between the parties dated as of the Effective Date of this Agreement and contained herein as Exhibit B (the "NDA") will govern any and all Confidential Information (as defined therein) that are exchanged between the parties pursuant to this Agreement, and such NDA shall be deemed to be an integral part of this Agreement. It should be noted that upon execution of the NDA contained as Exhibit B, all previous NDA's between the parties are terminated.

6.    TERM AND TERMINATION

      6.1. TERM. The term of this Agreement shall commence upon the Effective Date and shall remain in effect until terminated in accordance with SECTION 6.2 OR 6.3.

      6.2. TERMINATION FOR CAUSE. Either party may terminate any Statement of Work issued hereunder, or this Agreement in its entirety (including all Statements of Work then currently in effect), in the event that the other party has not performed any material obligation or has otherwise breached any material term of such Statement of Work or of this Agreement upon the expiration of thirty (30) days (or any longer cure period authorized by the nonbreaching party with respect to any individual breach) after receipt of written notice thereof if the breach has not then been cured.

      6.3. TERMINATION WITHOUT CAUSE. CDEX may terminate any Statement of Work or this Agreement in its entirety (including all Statements of Work then currently in effect) for its convenience at any time upon thirty (30) days' prior written notice to Company. In the event of any such termination, Company shall cease all Services on the effective date of termination, and CDEX shall remain obligated to pay Company for Services rendered prior to the effective date of termination, but such termination shall otherwise be without liability.

      6.4. EFFECT OF TERMINATION. Within thirty (30) days after termination of this Agreement, the receiving party shall promptly return to the disclosing party or destroy (at the disclosing party's election) all Confidential Information of the disclosing party then currently in the receiving party's possession. Within thirty (30) days after termination of this Agreement, Company shall promptly deliver to CDEX all CDEX Intellectual Property and all Developed Materials then currently in Company's possession, whether or not such materials have been completed.


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7.    WARRANTY

      7.1. SERVICES. Company warrants that all Services provided under this Agreement shall be performed in a professional and workmanlike manner, consistent with prevailing industry best practices. Company shall, at its expense, re-perform any Services that are not performed in compliance with such warranty.

      7.2. DELIVERABLES. Company warrants that, for a period of ninety (90) days following the date of CDEX's acceptance thereof, each Deliverable provided under this Agreement shall perform in accordance with its applicable specifications and shall be free from defects in material and workmanship as a result of negligence in Company's work. Company shall, at its expense, repair or replace any Deliverable that is non-conforming as a result of Company's negligence brought to its attention within the applicable warranty period.

      7.3. DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN SECTION 7 ABOVE, NEITHER PARTY MAKES ANY WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, IN RELATION TO THIS AGREEMENT OR ITS SUBJECT MATTER, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

8.    LIMITATION OF LIABILITY

      IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES INCURRED BY THE OTHER PARTY AND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT FOR ANY CAUSE OF ACTION OF ANY KIND, WHETHER BASED UPON BREACH OF
CONTRACT OR TORT (INCLUDING NEGLIGENCE), EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY'S TOTAL LIABILITY TO THE OTHER PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT FOR ANY CAUSE OF ACTION OF ANY KIND, WHETHER BASED UPON BREACH OF CONTRACT OR TORT (INCLUDING NEGLIGENCE) EXCEED THE TOTAL AMOUNTS CDEX OWES TO COMPANY FOR WORK DONE BASED ON THIS AGREEMENT.

9.    GENERAL PROVISIONS

      9.1. ASSIGNMENT. Neither this Agreement nor any rights granted hereby may be assigned by either party (by operation of law or otherwise) without the prior written consent of the other party. Notwithstanding the preceding, CDEX may assign its rights and obligations under this Agreement without such consent to an affiliate of CDEX or to any successor in interest of CDEX arising through any merger, acquisition, combination, reorganization or sale of all or substantially all of the assets or business of CDEX. Any attempt by either party to assign any rights, duties or obligations without the requisite consent of the other party shall be void and without force or effect.

      9.2. MODIFICATION. This Agreement can only be modified by a written amendment duly signed by persons authorized to sign agreements on behalf of Company and of CDEX respectively, and any variation from the terms and conditions of this Agreement in any oral or written notification given by either party shall be of no force or effect.

      9.3. SEVERABILITY. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      9.4. RELATIONSHIP OF THE PARTIES. For purposes of this Agreement, CDEX and Company will be and shall act as independent contractors, and neither party is authorized to act as an agent, partner or joint venturer of the other party for any reason. Neither party by virtue of this Agreement shall have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other party.

      9.5. EXPORT. Each party and its employees and agents shall comply fully with all applicable laws, rules and regulations, including, but not limited to, the United States Export Administration Act, any regulations promulgated thereunder by the U.S. Department of Treasury's Office of Foreign Assets Control, or the U.S. Department of Commerce's Bureau of Export Administration, and any other regulations of the U.S. Government, relating to the export or reexport of items relevant to this Agreement including any related technical data.


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

      9.6. NOTICES. All notices, except as stated below with respect to Section 6, shall be in writing and shall be deemed to be delivered when deposited with a recognized courier service, or when sent by facsimile transmission promptly confirmed by return transmission. With respect to Section 6, Notice is deemed to be delivered upon actual receipt by the other party. All notices shall be directed to CDEX or Company at the respective addresses first set forth above or to such other address as either party may, from time to time, designate by notice to the other party.

      9.7. GOVERNING LAW. This Agreement, and any and all claims (whether in contract, tort or otherwise) that may arise out of or in connection with this Agreement, and the Services will be governed by the laws of the State of Maryland, excluding its conflicts of law principles.

      9.8. NO COMPETE. Company acknowledges and agrees that CDEX may disclose to Company in connection with the Services details regarding CDEX's proprietary information which are highly sensitive, and that it will be difficult if not impossible to determine whether such disclosure may lead to unauthorized use. Consequently, Company hereby agrees that, for a period of three years from completion of any Statement of Work issued under this Agreement, Company agrees not to offer, sell or otherwise commercialize any fluorescence-based product or technology, or any service utilizing any fluorescence-based product or technology that, in any such case, are competitive with CDEX's fluorescence-based products, technology or services.

      9.9. FORCE MAJEURE. Neither party shall be liable for any damages or penalty for any delay in performance of, or failure to perform, any obligation hereunder or for failure to give the other party prior notice thereof when such delay or failure is due to the elements, acts of God, delays in transportation, governmental acts, or other causes beyond that party's reasonable control.

      9.10. NO WAIVERS. No express or implied waiver by either party of any event of default hereunder shall in any way be, or be construed as, a waiver of any future or subsequent event of default.

      9.11. SURVIVAL. The respective rights and obligations of the parties under Sections 4, 5, 6.4, 7, 8, 9.3, 9.4, 9.6, 9.7, 9.9, 9.10, 9.11, 9.12, and 9.13
shall survive the termination of this Agreement.

      9.12. TITLES AND CAPTIONS. Titles and captions contained in this Agreement are inserted for convenience or reference only, shall not be deemed to be a part of this Agreement for any other purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

      9.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.14. ENTIRE AGREEMENT. The parties acknowledge that this Agreement (including the NDA), together with any Attachment hereto that is executed by both parties, sets forth the final, complete, exclusive and integrated understanding of the parties which supersedes all proposals or prior agreements, oral or written, and all other prior communications between the parties relating to the subject matter of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CDEX, INC. (CDEX)                              SYSTEMS 2000, INC. (COMPANY)


By: _____________________________              By: _____________________________
Title: __________________________              Title:___________________________
Date: ___________________________              Date:____________________________


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                                    EXHIBIT B

                  NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

      This Non-Disclosure and Confidentiality Agreement (the "Agreement"), made effective as of January 26, 2004 (the "Effective Date"), by and between CDEX Inc., a Nevada corporation (the "Company"), and Systems 2000, Inc., an Arizona corporation (the "Consultant").

      WHEREAS, there exist certain confidential and proprietary information and intellectual property rights which are important to the success of the Company, and as an express condition for the Company's agreement to discuss with Consultant items of mutual interest and to provide Company with access to the said confidential and proprietary information and intellectual property rights, the Consultant has agreed that it would keep confidential and not disclose the Company's said confidential and proprietary information and intellectual property rights, and would execute this confidentiality and non-disclosure agreement to that effect.

      NOW, THEREFORE, in consideration of the above, the rights and obligations set forth herein, and other valuable considerations, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

1. CONFIDENTIAL INFORMATION. The term "Confidential Information" as used herein means trade secrets, confidential business or commercial information, customer lists, vendor lists, technical information, know-how, inventions, patents, discoveries (whether or not patentable), copyrights, trademarks, service marks, techniques, data, systems, methods, processes, improvements, developments, enhancements, and modifications, and other proprietary rights, whether oral or written, or in recorded form, tangible or intangible, that are from time to time owned or possessed by or on behalf of the Company or any entity related by ownership to the Company.

2. NO LICENSE. All Confidential Information disclosed to the Consultant, or which is or may be available to the Consultant, shall be held in trust and confidence by the Consultant for the Company. No interest or license of any right respecting the Confidential Information, other than as expressly set out herein, is granted to the Consultant under this Agreement by implication or otherwise.

3. THE PURPOSE. The Consultant shall not use the Confidential Information in any manner except as is reasonably required for the performance of the Services Agreement between Consultant and CDEX dated January 26, 2004. Such use shall be referred to herein as the "Purpose".

4. PROTECTION OF CONFIDENTIAL INFORMATION. The Consultant shall use his or her best faith efforts to protect the Company's interest in the Confidential Information and to keep it confidential, using a standard of care no less than the degree of care that the Consultant would reasonably be expected to employ for its own similar confidential information. In particular, the Consultant shall not, directly or indirectly, disclose, allow access to, transmit or transfer the Confidential Information to a third party without the Company's prior written consent. Moreover, except as necessary for the work being performed by the Consultant and its employees, the Confidential Information shall not be copied, reproduced in any form or stored in a retrieval system or database by the Consultant without the prior written consent of the Company. The Consultant shall promptly notify the Company of any unauthorized disclosure, release, or transfer of the Confidential Information and shall provide reasonable assistance to terminate such unauthorized use or disclosure.

5. RETURN OF CONFIDENTIAL INFORMATION. The Consultant shall, upon request of the Company immediately return to the Company or destroy, as the Company shall select, the Confidential Information and all copies thereof in any form whatsoever under the possession, power or control of the Consultant. Upon request, the Consultant shall provide the Company with a destruction certificate.


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

6. EXCEPTIONS. The obligations of the Consultant under Sections 1, 2, 3, 4, and 5 herein shall not apply to Confidential Information which is required to be disclosed by an order of a governmental agency, legislative body or court of competent jurisdiction (provided that the receiving party provides the disclosing party with immediate notice of such request or requirement), or which at the time of disclosure is, or thereafter becomes, available to the trade or the public without restriction other than through the fault, negligence, or other acts of the Consultant. The Consultant understands that public availability, or the availability from a third party, of the individual parts of the Confidential Information does not release his obligation of confidence for Confidential Information that is not already publicly available.

7. VIOLATION OF AGREEMENT. Any violation or attempted violation of any provision of this Agreement by the Consultant is an unauthorized use of the Confidential Information and shall be deemed to be a material breach of this Agreement. The Consultant hereby agrees to indemnify, defend and hold harmless the Company from any and all claims, losses, actions, injuries, damages, fines, penalties, or other liabilities, including but not limited to loss of profits and other economic losses, attorneys' fees and court costs, resulting from or related to the breach of this Agreement by the Consultant. Without prejudice to the rights and remedies otherwise available, the Company shall be entitled to equitable relief, such as for an injunction or specific performance, without the need to post any bond or surety, if the Consultant should breach or threaten to breach any of the provisions of this Agreement. In the event that any enforcement action is taken by either party hereunder, including filing an action in court or in arbitration, the prevailing party shall be entitled to recover from the losing party its costs and expenses, including its reasonable attorneys' fees and court costs.

8. TERM. The term of this Agreement shall commence as of the Effective Date and shall continue until five (5) years after the termination of the related Engineering Services Agreement associated with this Agreement.

9. ARBITRATION. Any failure to perform, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, other than an action by the Company for injunctive relief or specific performance, shall be determined exclusively by arbitration in accordance with the rules of the American Arbitration Association for arbitrating commercial matters. The arbitration shall be held in Washington, D.C., the surrounding metropolitan area of Maryland, or such other location as the parties shall mutually agree. The arbitrators shall base their award on applicable Maryland law and judicial precedent, and shall accompany their award with written findings of fact and conclusions of law. All expenses and fees of the arbitrator and expenses for hearing facilities, stenographers, including attorneys' fees and the costs of expert witnesses, and other expenses of the arbitrators shall be borne by the prevailing party; provided, however, that the arbitrators may allocate a portion of such expenses to the other party if the arbitrators believe such a measure is justified by the conduct of the parties during the arbitration.

10. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties respecting the subject matter hereof other than as expressly set forth in this Agreement. The Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.


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

      IN WITNESS WHEREOF, the Consultant and the Company have executed this Non-Disclosure and Confidentiality Agreement as set forth below as of the date given above.

CDEX-INC.

By:                               ________________________________________(SEAL)


                                  ________________________________________
                                        Printed Name

SYSTEMS 2000, INC.

By:                               ________________________________________(SEAL)


                                  ________________________________________
                                        Printed Name


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